Exhibit 1

UNOFFICIAL TRANSLATION OF POWER OF ATTORNEY GRANTED BY INFRAESTRUCTURA Y TRANSPORTES MÉXICO, S.A. DE C.V. IN FAVOR OF XAVIER GARCÍA DE QUEVEDO TOPETE

“BOOK NUMBER TWO THOUSAND TWO HUNDRED TWENTY-SEVEN.

PUBLIC DEED ONE NINETY SEVEN THOUSAND FOUR HUNDRED SEVENTY SEVEN.

IN MEXICO, FEDERAL DISTRICT, on July nine of two thousand three, before me, Mr. CECILIO GONZÁLEZ MÁRQUEZ, Notary Public number one hundred and fifty one of the Federal District appeared Mr. ALFREDO GUTIERREZ QUIROZ, in his capacity of special delegate of “INFRAESTRUCTURA Y TRANSPORTES MÉXICO”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, and:

Requested this notary to formalize in relevant part the minute of the meeting of the Board of Directors of the mentioned corporation, held in Mexico City, Federal District, on July twenty seven of two thousand one at twelve o’clock with forty minutes.

To that effect, such person appearing before me shows to me and I give faith that I have seen the respective minute, which is contained in a separate file from the Board of Directors Minutes Book, which pursuant to the declaration made under oath, was not available at the moment in which the meeting took place. Pursuant to such request, I transcribe in relevant part the relevant minute, which consists of seven useful pages with text only on one side and is signed by the President, the Secretary of the meeting, and the Examiner of the corporation, as well as an annex to the minute which consists of two useful pages with text only on one side, which contains the attendance list; certified copies of such documents are attached to the appendix of this deed marked with the letter “A”, and of such minute I copy the relevant sections as follows:

“INFRAESTRUCTURA Y TRANSPORTES MÉXICO, S.A. DE C.V.

BOARD OF DIRECTORS MEETING

JULY 27, 2001

In Mexico City, Federal District, at 12:40 hours of July 27, 2001, a meeting of the Board of Directors of INFRAESTRUCTURA Y TRANSPORTES MÉXICO, S.A. DE C.V. was held at the offices located in 99 Bosques de Ciruelos street, fourth floor, Col. Bosques de las Lomas, with the attendance of the Principal Board Members Messrs. German Larrea Mota Velasco, Juan Sanchez-Navarro Peón, Prudencio Lopez Martínez, Juna I. Gallardo Thurlow, Carlos Girón Peltier, Cenaro Larrea Mota Velasco and Agustín Santamarina V.; the Alternate Board Members Messrs. Héctor Calva Ruiz, Daniel Tellechea Salido, Oscar Gonzalez Rocha, Xavier García de Quevedo and Alfredo Cesar Pérez. In addition, Mr. Rolando Vega Iñiguez, Principal Examiner of the corporation, and Mr. Armando Fausto Ortega Gómez, Assistant Secretary, also attended to the meeting.

Having quorum, the meeting was opened with Mr. Germán Larrea Mota Velasco, President of the Board of Director, acting as President of the meeting, and Mr. Agustín Santamarina V., Secretary of the Board, acting as Secretary of the meeting.

The President informed to the Board the matters for which this meeting was called and with respect to such matters the following resolutions were agreed:

4.     GRANTING POWERS OF ATTORNEY.

The Board of Directors agreed to grant the following powers of attorney:

B.     In favor of Messrs. Genaro Larrea Mota Velasco, Daniel Tellechea Salido, Xavier García de Quevedo Topete, Hector García de Quevedo Topete and Ernesto Durán Trinidad, in the following terms:

1.-     General power for lawsuits and collections with all the general and special authorities, including the authorities that require a special clause pursuant to the law, in accordance with the first paragraph of Article 2554 and Article 2587 of the Civil Code for the Federal District (Código Civil para el Distrito Federal) and its correlatives of the Federal Civil Code (Código Civil Federal) and the Civil Codes of the States of the Republic (Códigos Civiles de los Estados de la República), including the authority to withdraw, including from “amparo” proceedings, file criminal accusations and complaints, settle, appoint arbitrators, make and respond to requests for admission, recuse judges, receive payments, file all types of appeals or recourses, consent to judgments, make biddings in judicial auctions or sales, intervene in investigations and criminal procedures in which the corporation is a party, assist the Public Ministry (Ministerio Público), bring criminal indemnity actions and actions for damages, withdraw from all of the mentioned proceedings, grant pardons and in general perform all legal acts necessary for the defense and protection of the rights of the corporation before all classes of Civil, Federal, State, Municipal, Military and Labor authorities, including the Ministry of Labor and Social Security and Federal and Local Labor tribunals.

This power of attorney expressly authorizes the attorneys-in-fact to appear in the conciliatory stage and in each and all stages, hearings and proceedings to take place in labor trials referred to by Articles 876, 878 and other related Articles of the Federal Labor Law (Ley Federal del Trabajo), with all of the powers corresponding to such representation, including the authority set forth in Article 11 of the Federal Labor Law (Ley Federal del Trabajo).

This power of attorney will be exercised individually by the persons mentioned above.

2.-     Power of attorney for acts of administration in accordance with the second paragraph of article 2554 of the Civil Code for the Federal District (Código Civil para el Distrito Federal) and its correlatives of the Civil Codes of the Sates of the Republic (Códigos Civiles de los Estados de la República), including the authority to acquire all classes of goods and rights. This power of attorney shall be exercised jointly by any two of the persons mentioned above or by any one of them jointly with another person with the same or broader powers.

3.-     Power of attorney to open and cancel bank accounts and investment accounts, make charges against such accounts and designate authorized persons and revoke such designations; joint exercise.

4.-     Power to grant special powers of attorney and to revoke the powers they may have granted. For the granting and revocation of powers of attorney with the authority described in paragraph 1 above, the attorneys-in-fact may act individually and for the granting and revocation of powers of attorney with the authority described in paragraph 2 and 3 above, the attorneys-in-fact shall act jointly with another person that has the same or broader powers.

Finally, this Board of Directors agreed to appoint, as their special delegates with all the necessary authorities, Messrs. Germán Larrea Mota Velasco, Hector Calva Ruiz, Daniel Tellechea Salido, Armando Fausto Ortega Gomez, Sergio Manuel Ferrer de la Barrera and Alfredo Gutiérrez Quiroz, to any of them attend, indistinctly, to a Notary Public and formalize the mentioned powers of attorneys.

Having no further matters to discuss, the Meeting was suspended in order to draft the corresponding minutes, which was then signed by the President, the Secretary and the Examiner.

President - Mr. German Larrea Mota Velasco.- Secretary - Mr. Agustín Santamarina V.- Examiner – Mr. Rolando Vega Iñiguez”.- Signatures.

Accordingly, the appearing party grants the following:

CLAUSES

FIRST.- The relevant sections of the Board of Directors Meeting Minute of the corporation named “INFRAESTRUCTURA Y TRANSPORTES MÉXICO”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held in Mexico, Federal District on July twenty seven two thousand one, at twelve o’clock with forty minutes is hereby formalized in the terms previously transcribed.

SECOND.- The resolution to grant in favor of Messrs. GENARO LARREA MOTA VELASCO, DANIEL TELLECHEA SALIDO, XAVIER GARCÍA DE QUEVEDO TOPETE, HECTOR GARCÍA DE QUEVEDO TOPETE and ERNESTO DURÁN TRINIDAD a general power of attorney, subject to the terms, conditions and limitations set forth in section B of point four of the minute formalized in relevant part by means of this instrument, is hereby formalized.

LEGAL CAPACITY

The appearing party represents, under oath, that the company has the legal capacity to celebrate this act and justifies the representation that he has of the corporation, which has not been revoked or modified in any manner, with documents that shows to me and that I, the Notary, describe in the appendix of this deed marked with letter “B” in order to be transcribed in the counterparts to be issued of this deed.

I, THE NOTARY, CERTIFY THAT:

I.-     That I had on sight the documents described in the appendix of this deed;

II.-     I do not have any indication that the minute being formalized by means of this instrument are false;

III.-     I informed the appearing party of his right to read personally this instrument;

IV.-     That I personally know the appearing party, who was the legal capacity to enter into contracts and undertake obligations, the same with respect to the company represented;

V.-     The appearing party, who after being told by the undersigned Notary Public of the felonies that are incurred by persons who declare false information, declared that:

He is Mexican by birth and son of Mexican parents, from Mexico, Federal District, where he was born on April fourteen nineteen fifty two, married, lawyer, with an address at …

After being read this deed to the appearing party, I explained its value and the legal consequences of its content. The appearing party expressed his conformity with the deed and granted, ratified and signed this deed on July ten of two thousand three. This deed is authorized definitively by me.- I give faith.

ALFREDO GUTIERREZ QUIROZ.- SIGNATURE.- C. GONZÁLEZ.- SIGNATURE.- AUTHORIZING SEAL.

DOCUMENTS MARKED WITH LETTER “B” OF THE APPENDIX OF THIS DEED.

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